EXHIBIT 3.1
CERTIFICATE OF INCORPORATION
OF
XCORPOREAL, INC.*
     1. The name of the corporation is Xcorporeal, Inc.* (the “Corporation”).
     2. The address of the corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.
     3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
     4. Capital Stock.
          (a) Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is Fifty Million (50,000,000) shares, consisting of Forty Million (40,000,000) shares of common stock, par value $0.0001 per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value of $0.0001 per share (“preferred stock”).
          (b) Preferred Stock. The Board of Directors of the corporation is hereby expressly authorized, by resolution or resolutions thereof, to provide out of the unissued shares of preferred stock for one or more series of preferred stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series. The designations, powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of preferred stock at any time outstanding. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
          (c) Common Stock.
               (i) Voting Rights. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of preferred stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his or her name on the books of the Corporation.

               (ii) Dividends. Subject to the rights, preferences, privileges, restrictions and other matters pertaining to the preferred stock that may, at that time be outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.
               (iii) Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any preferred stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.
     5. Board of Directors.
          (a) Management. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.
          (b) Term of Office. A director shall hold office until his or her successor shall be elected and qualified or until such director’s earlier death, resignation, retirement or removal from office.
          (c) Removal. Subject to any limitation imposed by law or any rights of holders of preferred stock, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.
          (d) Vacancies. Subject to any limitation imposed by law or any rights of holders of preferred stock, any vacancies (including newly created directorships) shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director.
          (e) No Written Ballot. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.
          (f) Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter, amend or repeal any bylaw whether adopted by them or otherwise, in accordance with the bylaws.

     6. Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation, in each case pursuant to a resolution of the Board of Directors, and special meetings of stockholders of the Corporation may not be called by any other person or persons.
     7. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     8. Indemnification; Limitation of Liability. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Section 8 of the relevant provisions of the DGCL shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     9. The name and mailing address of the sole incorporator is as follows:

Name:	Mailing Address:

John C. Kirkland	Greenberg Traurig, LLP
2450 Colorado Ave., Ste. 400E
Santa Monica, CA 90404
     I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hands this 13th day of October 2006.

/s/ John C. Kirkland

John C. Kirkland, Sole Incorporator

*	As amended; originally filed as Xcorporeal Merger Corporation.

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